Exhibit 99.1

vFinance Announces Q1 Results
Company's focus on cost control helps it weather industry downturn

Boca Raton, FL: May 16, 2003: vFinance, Inc., a rapidly expanding financial services firm servicing high growth companies and high net worth investors, has reported results for the quarter ended March 31, 2003.

During the quarter, the firm's cash position decreased by only $109,957 while reducing accounts payable and accrued liabilities by $445,550. The Company ended the quarter with over $2.1 Million in cash.

"Our focus on profitability and cash has positioned vFinance to take advantage of much improved post-war market conditions," said Leonard Sokolow, CEO of vFinance. "Our management team anticipated these adverse market conditions and instituted measures to preserve the financial strength of the firm." The Company's first quarter revenues were $3,706,601 compared to $5,904,602 during the same period last year, a decrease of 37%. Offsetting the decrease in demand, which management believes to be industry wide, the Company was able to reduce operating expenses by 39%. As a result, the Company's net loss for the quarter was $261,962 as compared to $378,046 during the same period last year, an improvement of 31%. The fully diluted loss per share for the quarter was ($.01) as compared to ($.02) during the same period last year.

"In the first quarter, the financial services industry experienced one of its worst periods in over 60 years; challenged by decreased demand due to the war in Iraq, a weak economy and a loss of investor confidence in corporate America," said Timothy Mahoney, Chairman of vFinance, Inc. "Our demonstrated ability to manage the business during these turbulent times has strengthened our opportunities to grow, both organically and through mergers and acquisitions."

About vFinance

vFinance, Inc. (OTCBB: VFIN) is a multi-channel financial services company that provides investment banking, trading and brokerage services to more than 10,000 corporate and private clients worldwide. The Company has offices in New York, Chicago, San Jose, Denver, Houston, Boca Raton and 20 other cities nationwide.

The Company's Web site, http://www.vfinance.com, is the leading destination on the Internet for companies seeking capital, as well as institutional and high net-worth investors seeking to make investments in dynamic high-growth companies. Each year, the site hosts more than one million investors and CEOs from over 50 countries. This huge audience creates a perpetual, global deal stream for vFinance's bricks-and-mortar financial service units.

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This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements concerning internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors and conditions, constitute forward-looking statements. Such forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitations, the volatility of domestic and international financial, bond and stock markets, intense competition, extensive governmental regulation, litigation, substantial fluctuations in the volume and price level of securities and other risks as detailed in the Company's filings with the Securities and Exchange Commission. vFinance assumes no obligation to update any forward-looking information in this press release.



Contact:
Dave Spector
Executive Vice President, Marketing & Web Operations
561-981-1015